Exhibit 99.1

Koil Energy Solutions, Inc. Announces Fourth Quarter and Full-Year 2022 Results

Houston, TX – March 30, 2023 – Koil Energy Solutions, Inc. (OTCQB: KLNG) (“Koil Energy” or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for the year ended December 31, 2022.

Koil Energy at a Glance:

Share Price†:	$0.55	Cash*:	$2.4M
52-Week Range†:	$0.42 - $0.80	Book Value*:	$7.1M
Shares Out.†:	11.9M	Price / Book Value:	0.9x
Market Cap†:	$6.6M	TTM Revenue:	$13.0M
*As of 12/31/22; †As of 03/29/23

Charles Njuguna, Koil Energy’s CEO, commented, “Koil Energy’s top-line results for 2022 are indicative of the challenging offshore environment we experienced last year. Inflation, certain geopolitical events, and recurring recession indicators continued to weigh on the timing of our customers’ deepwater project schedules. Our original expectations for 2022 included written confirmation of two projects totaling $7.6 million related to equipment destined for international developments. These projects had tentative start dates and were expected to be executed in 2022 but were ultimately postponed for different reasons. One was put on hold due to governmental action in the destination country while the other was impacted by M&A activities of the operator. We estimate that these two projects would have increased our 2022 revenues by approximately $6.5 million.

“Our outlook on the energy markets for 2023 and beyond remains constructive. We believe we are currently in the midst of a ramp up in offshore investment that is fueled by several supply and demand factors, including a surge in global demand for energy, supply disruptions triggered by the Ukrainian war, slower U.S. shale production growth, and supportive commodity prices that remain above pre-pandemic levels. Participation in this upcycle is essential for our business to achieve a sustained level of growth. As such, we are committed to engaging with our customers on a deeper level to better understand their offshore needs. These efforts have led to increased bidding activity and execution of contract awards so far this year.

“We pride ourselves in being one of the most creative problem-solving groups in the industry, and we have been hard at work solidifying this reputation by offering the most effective solutions for our customers. Promoting this culture internally enabled us to expand our core offerings and provide several new products and services in 2022. These projects ranged from utilizing our first-class services for pipeline testing and the testing of riser joints to leveraging our experienced carbon welding team to fabricate pipeline maintenance equipment for a key customer. We are encouraged by these new scopes of work and will look to leverage this experience as we pursue further growth opportunities.

“Rebranding the company from Deep Down, Inc. to Koil Energy Solutions, Inc. last year was the next step in promoting our core competencies to expand our product and service offerings into new markets. We also successfully transitioned the Company’s operations to our newly leased premises during 2022, and we are excited that our new headquarters will enrich our team’s ability to support the needs of our clients as well as allow us to expand our core competencies beyond our traditional core products and services.

“The growth of our business remains a top priority and managing cash flow and preserving liquidity remains of critical importance. Bidding and project activity remain strong, and we are confident our streamlined operations and continued focus on our core strengths will enable us to be the primary choice for our customers. We also remain cautiously optimistic that we are positioned for further success in the renewable energy segments as the opportunities within this segment continue to build. This, combined with our recent rebranding efforts to Koil Energy and completing the move to our new headquarters, will provide us with the momentum needed to achieve this desired growth.”

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Operating Results

Koil Energy’s revenues for the three months ended December 31, 2022 (“Q4 2022”) decreased 31 percent to $3.6 million compared to $5.2 million for the three months ended December 31, 2021 (“Q4 2021”). Our full-year 2022 revenues decreased 25 percent to $13.0 million, compared with $17.2 million for full-year 2021, primarily due to an overall decline in project activity characterized by a shift from product-oriented, fixed price contracts to short duration projects utilizing our support services and rental solutions.

Gross profit for Q4 2022 was $1.5 million, or 42 percent of revenues, compared to Q4 2021 gross profit of $1.9 million, or 36 percent of revenues. Our full-year 2022 gross profit was $4.7 million, or 36 percent of revenues, compared to full-year 2021 gross profit of $5.8 million, or 34 percent of revenues. The increase in gross profit percentage was due to incurring less materials costs and decreases in lower margin passthrough service costs encountered on certain projects in 2022 when compared to 2021.

Operating expenses were $2.8 million, or 77 percent of revenues, in Q4 2022 compared to $1.3 million, or 26 percent of revenues, in Q4 2021. Our full-year 2022 operating expenses were $7.7 million, or 59 percent of revenues, compared to full-year 2021 operating expenses of $6.2 million, or 36 percent of revenues. Operating expenses in 2022 were impacted by a right-of-use operating lease asset impairment charge of $0.8 million related to vacating our former operating facility in Q4 2022. Additionally, in 2022 we incurred approximately $0.5 million of costs related to the relocation to our new facility and $0.2 million related to rebranding the Company from Deep Down Inc. to Koil Energy Solutions, Inc.

Due to the factors discussed above, Koil Energy reported a Q4 2022 net loss of $1.3 million, or a $0.11 loss per diluted share, compared to a Q4 2021 net profit of $1.1 million, or $0.09 per diluted share. Our full-year 2022 net loss was $2.9 million, or a $0.24 loss per diluted share, compared to full-year 2021 net income of $2.3 million, or $0.19 per diluted share. Per share results for Q4 2022, Q4 2021, full-year 2022, and full-year 2021 are based on 11.89 million, 12.39 million, 11.98 million, and 12.45 million weighted average shares outstanding, respectively.

Koil Energy reported a negative $0.1 million modified EBITDA in Q4 2022 compared to a modified EBITDA of $0.8 million in Q4 2021. Our full-year 2022 modified EBITDA was negative $1.0 million compared to modified EBITDA of $0.7 million for full-year 2021. The comparative decreases in modified EBITDA were primarily driven by the decline in revenues in 2022 as compared to 2021.

Share Repurchases

During the year ended December 31, 2022, the Company repurchased in privately negotiated transactions an aggregate of 500,663 shares of common stock for $0.15 million in cash and in exchange for several long-lived assets valued at $0.08 million. No shares of common stock were purchased during the year ended December 31, 2021.

Financial Strength

At December 31, 2022, Koil Energy had working capital of $3.9 million, which includes cash of $2.4 million and net receivables of $2.9 million. Total shareholders’ equity was $7.1 million, or approximately $0.59 per common share. Given the Company’s current capital structure, Koil Energy remains in a strong financial position for continued growth.

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Conference Call

Koil Energy will not be hosting an investor conference call to review its fourth quarter full-year 2022 results.

About Koil Energy Solutions, Inc. (www.koilenergy.com)

Koil Energy is a leading energy services company that provides equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, Koil Energy's highly experienced professionals can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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KOIL ENERGY, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(In thousands, except per share amounts)
Revenues	$3,620	$5,233	$12,977	$17,233
Cost of sales	2,099	3,367	8,292	11,396
Gross profit	1,521	1,866	4,685	5,837
Total operating expenses	2,798	1,337	7,693	6,180
Operating loss	(1,277)	529	(3,008)	(343)
Total other (income) expense	3	(691)	(80)	(2,781)
Income (loss) before income tax expense	(1,280)	1,220	(2,928)	2,438
Income tax expense	(19)	97	–	112
Net income (loss)	$(1,261)	$1,123	$(2,928)	$2,326
Net income (loss) per share, diluted	$(0.11)	$0.09	$(0.24)	$0.19
Weighted-average shares outstanding, diluted	11,888	12,389	11,981	12,454

Comparative Condensed Consolidated Balance Sheets

	December 31,
	2022	2021
	(In thousands)
Assets:
Cash	$2,353	$3,676
Other current assets	4,532	7,288
PP&E, net	3,305	1,727
Other non-current assets	6,425	2,035
Total assets	$16,615	$14,726

Liabilities:
Current liabilities	2,989	3,866
Other long-term liabilities	6,518	588
Total liabilities	9,507	4,454
Stockholders' equity	7,108	10,272
Total liabilities and stockholders' equity	$16,615	$14,726

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KOIL ENERGY, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Net income (loss)	$(1,261)	$1,122	$(2,928)	$2,326
Add: Interest expense, net	5	4	15	12
Add: Income tax expense	(19)	97	–	112
Add: Depreciation and amortization	152	220	682	951
Add: Share-based compensation	19	2	90	48
Add: Operating lease ROU asset impairment	820	–	820	–
Add: Relocation costs	213	–	504	–
(Deduct) Add: (Gain) loss on sale of asset	1	(18)	(40)	76
Deduct: Forgiveness of PPP loan	–	–	–	(2,222)
Deduct: Employee retention credit	–	(650)	–	(650)
Deduct: Reversal of litigation accrual	–	–	(100)	–

Modified EBITDA	$(70)	$777	$(957)	$653

Cash flow data:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Cash provided by (used in):
Operating activities	$(836)	$(14)	$1,242	$(1,067)
Investing activities	(301)	(18)	(2,262)	(113)
Financing activities	(53)	–	(303)	1,111
Change in cash	$(1,190)	$(32)	$(1,323)	$(69)

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